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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 11, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report of Chase Vista Federal Money Market Fund, Chase Vista Treasury Plus Money Market Fund and Chase Vista Tax Free Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", " Experts", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
May 11, 2001